Exhibit 99.1

ChromaDex Licenses Exclusive Worldwide Patent Rights from the University of Mississippi for Microalgae Technology Targeting Immune Support

IRVINE, Calif. – December 2, 2014 – ChromaDex Corp. (OTCQX: CDXC), an innovative natural products company that provides proprietary ingredients and science-based solutions to the dietary supplement, food and beverage, animal health, cosmetic and pharmaceutical industries, announced today it has licensed exclusive worldwide rights from the University of Mississippi for several patents related to the isolation and use of immunostimulatory extracts from microalgae. The exclusive worldwide license covers U.S. Patent numbers 7,205,284 and 7,846,452.

ChromaDex plans to create a branded ingredient technology that will be formally introduced in early 2015 and will target the immune support and sport nutrition markets. The supply chain is already in place and supporting safety and clinical studies have been completed.

Following its launch, this will be the fifth branded patented ingredient technology developed by ChromaDex, joining NIAGEN™, PURENERGY®, pTeroPure® and ProC3G®. ChromaDex’s ingredient technologies business benefits from its unique business model whereby discovery of new ingredient technologies is often the result of information gathered by its other business units: natural product fine chemicals (known as “phytochemicals”); chemistry and analytical testing services; and subsidiary Spherix Consulting’s product regulatory and safety consulting business.

The licensed technology covers patented and proprietary preparations from food-grade microalgae that are rich in compounds that activate innate immune cells. The predominant active compounds, Braun-type lipoproteins, are potentially useful for improving human immune function. These lipoproteins within Spirulina platensis, Haematococcus pluvialis, Chlorella pyrenoidosa and Aphanizomenon flos-aquae are present at much greater levels than those found within commonly used immune enhancing botanicals, such as Echinacea and ginseng.

Frank Jaksch, CEO and Founder of ChromaDex, stated: "There is a very large existing market for immune support products and the acquisition of this patented technology will enable us to provide a new, science-backed ingredient option for our customers. We are proud to continue to build on our long-standing relationship with the University of Mississippi.”

“ChromaDex is a valued partner of the University of Mississippi and has successfully commercialized other technologies from our School of Pharmacy and the National Center for Natural Products Research” stated Walt Chambliss, UM director of technology management.  “I am confident that ChromaDex will maximize the potential for this patented extract to benefit consumer health.”

About the University of Mississippi:

The University of Mississippi, the flagship university for the state of Mississippi, opened in 1848. It offers nationally recognized programs across a broad range of undergraduate and graduate studies, from medicine and law to creative writing and accountancy. With more than 23,000 students, Ole Miss is the state's largest university, and the Chronicle of Higher Education named it as the nation's 13th-fastest growing university in its Almanac of Higher Education 2014. The university has a diverse student body (23.8 percent of students are ethnic minorities) representing all 50 states and 92 countries. It has been ranked as one of America's best college values by Kiplinger's Personal Finance and one of the best places to work by the Chronicle of Higher Education.

About ChromaDex:

ChromaDex is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model that utilizes its wholly owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting). The company provides seamless science-based solutions to the nutritional supplement, food and beverage, animal health, cosmetic and pharmaceutical industries. The ChromaDex ingredient technologies unit includes products backed with extensive scientific research and intellectual property. Its ingredient portfolio includes pTeroPure® pterostilbene; ProC3G®, a natural black rice containing cyanidin-3-glucoside; PURENERGY®, a caffeine-pTeroPure® co-crystal; and NIAGEN™, its recently launched branded nicotinamide riboside, a novel next-generation B vitamin. To learn more about ChromaDex, visit www.chromadex.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Media Inquiries:

Beckerman PR
Jerry Schranz
201-465-8020
jschranz@beckermanpr.com

ChromaDex Company Contact:

Laura Kelly, Executive Assistant
949-419-0288
laurak@chromadex.com